EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Midwest Banc Holdings, Inc.
We consent to the incorporation by reference in this Registration Statement of Midwest Banc Holdings, Inc. on Form S-3 of our report dated February 25, 2005 except as to the discontinued operations referred to in Note 4, as to which the date is March 15, 2006, relating to the consolidated statements of income, stockholders’ equity and cash flows for the year ending December 31, 2004 of Midwest Banc Holdings, Inc. appearing in the December 31, 2006 Annual Report on Form 10-K of Midwest Banc Holdings, Inc. and to the reference to us under caption “Experts”.
Schaumburg, Illinois
November 21, 2007